                                        FILED UNDER RULE 424(c) OF REGULATION C
                                                     SEC FILE NUMBER: 333-40449


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 3, 1997)


                                  $69,000,000

                            THE VANTIVE CORPORATION

                 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2002


     The information in this Prospectus Supplement concerning the Selling Holders supplements the statement set forth under the caption "Selling Holders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                                SELLING HOLDERS

     The information set forth under the caption "Selling Holders" in the Prospectus is supplemented as follows:


                                       Principal Amount     Number of Shares of Common Stock
                                        of Notes Owned      --------------------------------
                                             and            Beneficially Owned      Offered
Selling Stockholder(1)                  Offered Hereby             (1)(2)          Hereby(2)
----------------------                 ----------------     ------------------     ---------
Deutsche Morgan Grenfell Inc. (3)          $425,000               12,083            10,135


-------------------------

(1) Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

(2) Assumes a conversion price of $41.93 per share, and a cash payment in lieu of any fractional share interest.

(3) Deutsche Morgan Grenfell Inc. acted as an Initial purchaser in the Original Offering, acts as a market maker in the Company's Common Stock and publishes research reports on the Company. In addition, Deutsche Bank AG which is affiliated with Deutsche Morgan Grenfell Inc., acts as the trustee with respect to the Notes.

    The date of this Prospectus Supplement is April 15, 1998.